EXHIBIT 99.1

INVESTOR
Immediate	MEDIA:	RELATIONS:
	Jeff Jacoby	Eric Norris
	(215) 299-5896	(215) 299-6538

Astaris Joint Venture To Proceed With Restructuring

PHILADELPHIA, October 9, 2003 — FMC Corporation (NYSE: FMC) said today that the Board of Managers of Astaris LLC, the company’s 50/50 joint venture with Solutia Inc, has approved a restructuring plan that will significantly improve Astaris’ financial performance.

The restructuring, which will begin immediately, will reduce fixed costs through facility and selective product rationalizations and result in a strengthening of the venture’s position in food and technical phosphates. Once fully implemented, these actions should result in annual cost savings in the range of $40 to $50 million and a substantial boost in overall industry capacity utilization.

The restructuring is expected be completed over the next nine months and will include four facility closures and the consolidation of operations into the remaining three Astaris sites. Among the facility closures will be several former FMC facilities including the Bedford Park, Illinois distribution facility and the Green River, Wyoming STPP plant; other FMC Green River plants will continue operations. As a result of the Green River STPP closure, the Conda, Idaho purified phosphoric acid (PPA) plant, which has been solely dedicated to supplying Green River’s raw material requirements, will also be shut down.

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FMC said that it expects total charges for the Astaris restructuring to be in the range of $40 to $45 million after-tax, the majority of which will be taken in the third quarter of 2003. The company will provide further details during its third quarter conference call at 11AM EST on October 30, 2003.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,500 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2002 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

End of Filing